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                                                                    EXHIBIT 11.1
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
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                                                                          THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                            SEPTEMBER 30,                    SEPTEMBER 30,
                                                                    ---------------------------   ---------------------------------
                                                                          1997          1996          1997                1996
                                                                    --------------------------     -----------        ------------
Net loss............................................................  $(6,095,000)  $(4,825,000)  $(16,720,000)       $(12,740,000)
                                                                      ===========   ===========   ============        ============
Weighted average shares of Common Stock outstanding                    14,479,920     1,118,000     13,082,827           1,050,637
Shares related to staff accounting bulletin topic 4D:
  Stock options and warrants                                                   --       270,351             --             270,351
  Common Stock......................................................           --            --             --              56,245
  Convertible Preferred Stock (Series C)............................           --     3,235,579             --           3,235,579
                                                                      -----------   -----------   ------------        ------------


Shares used in computing net loss per share.........................   14,479,920     4,623,930     13,082,827           4,612,812
Net loss per share..................................................  $     (0.42)  $     (1.04)  $      (1.28)       $      (2.76)
Calculation of shares outstanding for computing pro forma net loss per share:
  Shares used in computing net loss per share.......................                  4,623,930                          4,612,812
  Adjusted to reflect the effect of the assumed conversion of
   Preferred Stock from the date of issuance/1/.....................                  4,598,080                          4,598,080
                                                                                    -----------                       ------------

Shares used in computing pro forma net loss per share...............                  9,222,010                          9,210,892
Pro forma net loss per share........................................                $     (0.52)                      $      (1.38)
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/1/Series A and B shares